Exhibit 99.1

NXT-ID Appoints Robert A. Curtis to Board of Directors

Bioscience veteran brings 35 years of health care industry experience to the Board

SEBASTIAN, Florida, July 26, 2018 – NXT-ID, Inc. (NASDAQ: NXTD or the “Company”) today announced that Robert A. Curtis, Pharm.D., MBA, has joined its Board of Directors, effective July 25, 2018. Dr. Curtis, a 35-year veteran of the bioscience industry, will add a wealth of health care experience to the Board of Directors.

“Robert a long history of successfully bringing new heath care technologies to market and a deep background within the industry,” said NXT-ID CEO Gino Pereira. “His expertise and insights will be particularly valuable to the Board as we develop and execute strategies to grow our healthcare offerings and expand the market opportunities for that division of our company.”

Dr. Curtis currently serves as a consultant to emerging technology companies and serves on the board or as an advisor to a number of private entrepreneurial companies. He recently served as the Executive Chairman and Director of the Trudeau Institute in Saranac Lake, NY, as well as Chief Executive Officer of the Regional Technology Development Corporation of Cape Cod, MA, where he was responsible for identifying and commercializing technology from the Marine Biological Laboratory and the Woods Hole Oceanographic Institute.

Dr. Curtis has been a founder and CEO of several companies, including HistoRx, Inc., Cape Aquaculture Technologies, Inc., and Lion Pharmaceuticals/Phoenix Drug Discovery LLC. He assisted in the founding of Environmental Operating Solutions, Inc, which applied denitrification technology to wastewater with the company being sold in 2017. He was co-founder of and CEO of CombiChem, Inc., which was purchased by Dupont Pharmaceuticals and served as founding President and CEO of MetaMorphix, Inc., a joint venture between Genetics Institute, Inc. and The Johns Hopkins School of Medicine.

Prior to these entrepreneurial endeavors, Dr. Curtis held senior management positions at Pharmacopeia, Inc., Cambridge Neuroscience, Inc., and Pfizer, Inc. He also served as an Assistant Professor of Pharmacy Practice at the University of Illinois Medical Center in Chicago. Dr. Curtis holds a Bachelor of Science in Pharmacy from Massachusetts College of Pharmacy, a Pharm.D. from University of Missouri, and a Master Business Administration from Columbia University

“I am very pleased to join such as talented Board and look forward to contributing to the strategic direction of the company,” said Curtis. “My goal will be working with the other Board members and management team to leverage NXT-ID’s healthcare and other capabilities to bring value for shareholders.”

###

NXT- ID, Inc.

NXT-ID, Inc. (NASDAQ: NXTD) provides a comprehensive platform of technology products and services that enable the Internet of Things (IoT). With extensive experience in access control, biometric and behavior-metric identity verification, security and privacy, encryption and data protection, payments, miniaturization and sensor technologies, NXT-ID develops and markets groundbreaking solutions for payment and IoT applications. Its industry-leading technology products and solutions include MobileBio®, a suite of biometric solutions that secure consumers' mobile platforms, the Wocket™, a next-generation smart wallet and the Flye, a digital credit card developed in collaboration with WorldVentures. NXT-ID includes three mobile and IoT-related subsidiaries: LogicMark, LLC, a manufacturer and distributor of non-monitored and monitored personal emergency response systems ("PERS") sold through dealers/distributors and the United States Department of Veterans Affairs; Fit Pay, Inc., a proprietary technology platform that delivers end-to-end solutions to device manufacturers for contactless payment capabilities, credential management, authentication and other secure services within the IoT ecosystem, and 3D-ID LLC, which is engaged in biometric identification and authentication. Learn more about NXT-ID at www.nxt-id.com. NXT-ID Inc. Corporate Contact: info@nxt-id.com. FitPay® and the FitPay® Payment Platform are trademarks of Fit Pay, Inc.

Forward-Looking Statements for NXT-ID: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

Media Contacts:

Chris Orlando chris@fit-pay.com 1.760.468.7273	D. Van Zant press@nxt-id.com 1.800.665.0411